Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements of Claims Services Group (entities commonly controlled by Automatic Data Processing, Inc.) dated February 12, 2007, appearing in the in the Prospectus dated May 10, 2007 and filed on May 14, 2007 pursuant to Rule 424(b)(1) of the Securities Act, which related to Solera Holdings LLC’s  Registration Statement No. 333-140626 on Form S-1.

/s/ Deloitte & Touche LLP

San Jose, California

July 27, 2007